EXHIBIT 10.10

ADVISORY BOARD CONSULTING AGREEMENT

(Between)

PROF. DR. MED. MICHAEL OTT

(And)

HEPALIFE TECHNOLOGIES, INC.

July 8, 2004

HEPALIFE TECHNOLOGIES, INC.

ADVISORY BOARD CONSULTING AGREEMENT

THIS HEPALIFE TECHNOLOGIES, INC., ADVISORY BOARD CONSULTING AGREEMENT (this “Agreement”) is made effective as of July 8, 2004 (the “Effective Date”), by and between HepaLife Technologies, Inc., a Florida corporation (the “Company” or “HepaLife”) and Prof. Dr. med. Michael Ott, an individual acting as an independent contractor to the Company (“Consultant”).

1.

Background. HepaLife desires to retain the services of Consultant on the Company’s Advisory Board to provide primarily general advice on current standard practices and trends in Consultant’s area of expertise and from time-to-time in a consulting capacity with respect to certain activities or specific projects as described in this Agreement or as may be required, and Consultant is willing so to act.

2.

Description of Services. HepaLife hereby retains Consultant as a member of the Advisory Board of, and a consultant to, the Company, and Consultant hereby agrees to act as a member of HepaLife’s Advisory Board and attend meetings of the Company’s Advisory Board (the “Advisory Board Service”) either telephonically, online, or in person.

The Consultant will be engaged by HepaLife as a Consultant for the exchange of strategic and business development ideas, scientific evaluation, technical opinion, and input specific to Consultant’s expertise. Consultant’s relationship with the Company shall be that of an independent contractor and not that of an employee.

Accordingly, Consultant will not be eligible for any employee benefits, nor will HepaLife make deductions from payments made to Consultant for taxes, which shall be solely Consultant’s responsibility. Consultant shall have no authority to enter into contracts which bind the Company or create obligations on the part of HepaLife.

Unless otherwise agreed to and approved by the Company, Consultant will not publicly disclose information relating to HepaLife’s affairs and at no time, shall express public opinion with respect thereto unless where public disclosure is required in order to comply with applicable law.

From time to time and as may be required, Consultant may be asked by the Company to participate in media presentations, scientific seminars, meetings, and other public and/or private discourse.

Consultant acknowledges and understands that Advisory Board members are publicly disclosed and highlighted in the Company’s filings and submissions to the U.S. Securities and Exchange Commission (SEC), financial statements, printed and electronic literature, and where appropriate, by way of press release and newswire presentations.

3.

Term and Expiration. This Agreement shall become effective as of the Effective Date and shall remain in effect for one (1) year.  This Agreement shall renew annually at the anniversary of the expiration of the Initial Term (12 months from the Effective Date) unless either party gives written notice of its intention not to renew the term of this Agreement by providing thirty (30) days prior notice.  Either Consultant or HepaLife may terminate this

Agreement at any time by giving the other party thirty (30) days prior written notice of termination, and such termination shall not affect the Consultant’s continuing obligations to the Company under Section 5.

4.

Consideration. As full consideration for the Advisory Board Service and the Consultant Service provided hereunder, HepaLife agrees to pay Consultant $105.00 per hour to a maximum of $840.00 per day, payable in US Dollars by way of bank wire transfer or check.  The Company agrees to compensate Consultant for no less than three (3) hours per month.

The Company further agrees to fully reimburse Consultant for all pre-approved expenses incurred by Consultant in order to provide Advisory Board Services, including but not necessarily limited to travel, communications, accommodation, and other such necessary expenditures.  Under the terms of this agreement, extraordinary expenses, entertainment and travel time are non-billable items except where agreed-to by the Company and Consultant.

5.

Proprietary Information and Assignment of Inventions.

(a)

Confidentiality of Proprietary Information. Consultant is not obligated to receive Proprietary Information (as defined below), however Consultant understands and agrees that all Proprietary Information shall be the sole property of HepaLife and its assigns, including all business and market intelligence, research data, trade secrets, patents, copyrights and other rights in connection therewith. Consultant will hold in confidence and not directly or indirectly use or disclose to any third parties, both during Consultant’s consulting relationship with the Company and for a period of three (3) years after its termination (irrespective of the reason for such termination), any Proprietary Information Consultant obtains or creates during Consultant’s consulting relationship, except to the extent authorized by HepaLife in writing. Third parties include but are not limited to any foreign or domestic patent office.

Consultant agrees not to make copies or facilitate distribution of such Proprietary Information except as authorized by the Company.

Upon termination of Consultant’s consulting relationship or upon an earlier request of the Company, Consultant will return or deliver to HepaLife all tangible forms of such Proprietary Information in Consultant’s possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to HepaLife by third parties. This includes, but is not limited to, research data, inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, codes, mask works and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations, communiqués or may be in the nature of unwritten knowledge or know-how.

(b)

License and Assignment of Rights. Consultant acknowledges that all inventions, research, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Consultant (solely or jointly with others) within the scope of and as part of Consultant’s consultancy with HepaLife (collectively referred to herein as “Inventions”) are “works made for hire” (to the greatest extent permitted by applicable law) and are fully compensated by such amounts paid to Consultant under this Agreement, unless regulated otherwise by the mandatory law of the State of Florida. Consultant also agrees and warrants that Consultant will not use or incorporate third party proprietary materials into Inventions or disclose third party proprietary information to HepaLife.

6.

Non-Compete; Nonsolicitation. During the term of Consultant’s consultancy and for one (1) year thereafter, Consultant will not, without the Company’s prior written consent, (a) directly work on any products or services, or indirectly work on any commercial products or services, that are competitive with products or services (i) being commercially developed or exploited by the Company during Consultant’s consultancy and (ii) on which Consultant worked or about which Consultant learned Proprietary Information during Consultant’s consultancy with HepaLife; or (b) solicit the employment of any employee of the Company with whom Consultant has had contact in connection with the relationship arising under this Agreement.

7.

Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

8.

No Conflict. Consultant represents that Consultant’s performance of all the terms of this Agreement and that Consultant’s retention as an advisor by HepaLife does not and will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence prior to Consultant’s retention as an advisor by the Company.

Consultant has not entered into, and agrees Consultant will not enter into, any agreement, either written or oral, in conflict with the foregoing sentence. Consultant understands as part of the consideration for the offer to retain Consultant as an advisor, and of Consultant’s retention as an advisor by HepaLife, that Consultant has not brought and will not bring with Consultant to the Company or use in the performance of Consultant’s responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public.

Consultant also understands that, in Consultant’s retention as an advisor with HepaLife, Consultant is not to breach any obligation of confidentiality that Consultant has to others, and Consultant agrees that Consultant shall fulfill all such obligations during Consultant’s retention as an advisor with the Company.

9.

Mediation and Arbitration. Any dispute arising under this Agreement shall be resolved through a mediation-arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation shall be shared equally by the parties.

10.

Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors, transferees, and assigns. Any amendment to this Agreement must be in writing signed by Consultant and HepaLife. The Company and Consultant acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of Section 4 in the consideration to be provided to Consultant with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to Consultant’s consulting services for the HepaLife is subject to the Company’s and Consultant’s prior written approval. This Agreement supersedes any prior consulting or other similar agreements between Consultant and HepaLife with respect to the subject matter hereof. There is no other agreement governing or affecting the subject matter hereof. All notices hereunder shall be deemed to have been given, if made in writing, when mailed, postage prepaid, to the parties at the addresses set forth above, or to such other addresses as a party shall specify to the other. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11.

Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

HEPALIFE TECHNOLOGIES, INC.

PROF. DR. MED. MICHAEL OTT

By:  /s/ Harmel S. Rayat

By:  /s/ Dr. Michael Ott

Name: Harmel S. Rayat

Name:  Dr. Michael Ott

Title:   Director

Date:  July 12, 2004

Date:  July 8, 2004